SNAPSHYFT®

Maximum mobility & a frictionless hustle while eliminating bias and discrimination - Supercharging the way businesses staff up and how qualified workers generate additional income.


CEO/FOUNDER, SNAPSHYFT
THOR WOOD
SENIOR REPORTER
MEGAN ROSE DICKEY

Invest

$99.22 minimum investment

Deadline October 9, 2020

in 2 months

Share Price

$0.41

Total Raised

$32,987

Valuation

$5,046,401

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

The SNAPSHYFT Labor Marketplace is a Staffing-as-a-Service software and mobile app connecting food service and food manufacturing businesses with fully vetted & experienced professionals, on-demand.

We help fill shifts fast — combining the best attributes of the gig-economy and HR Tech marrying fully screened & experienced workers to short-term work opportunities in food production & packaging, food service, hospitality, and dietary services; achieving unheard of results in the process — like our 94%+ successful shift fulfillment rate. This is a BIG DEAL because businesses cannot staff or train that which they do not have (i.e. available qualified workers). The massive yet highly fragmented $140 Billion temp/contract industry is ripe for disruption for myriad reasons, including the undeniable fact existing third-party services don't deliver what the businesses require. These incumbents are being displaced in the future of work.

Labor marketplace


SNAPSHYFT
LABOR MARKETPLACE
ESSENTIAL WORKERS FOR
ESSENTIAL BUSINESSES

DEAL HIGHLIGHTS

- Backed by 500 Startups, SaaS Growth Ventures, Gravity Ventures, gener8tor, and Alumni Ventures, among others
- 97% customer retention rate
- 94% Successful Fulfillment Rate — 3X the industry average
- Q1 2020 gross revenue +240% over Q1 2019
- Over $600,000 in gross revenue since launch, growing 29% Month-over-Month
- Notable customers include Indianapolis Motor Speedway, Tijuana Flats, Le Peep, Huse Culinary, Westin Hotels and Resorts, Wyndham Hotels, and more.

"SNAPSHYFT is solving a real problem in the market in an innovative way. The team is great and I think this opportunity is very large and there is no clear winner in the market... yet. SNAPSHYFT is the one to bet on, and 500 Startups has with their money and time."



Marvin Liao
Partner, 500 Startups

RECOMMENDATIONS



"The founders of SNAPSHYFT are a smart, thoughtful and powerful team. They understand their customer's needs deeply, having been there and done that. They are both willing to work hard to make it happen - e.g. always talking with their users — ensuring customers and workers are happy. They are a most organised team, consistently putting in the hard work to help their business grow to the next level. I am looking forward to seeing them grow and succeed on a national scale."

Robert Desmond
CTO, Story Terrace; Startup Mentor



"We are truly excited about our investment in SNAPSHYFT for four main reasons:
(1) Founders Stephanie and Thor count with deep industry experience;
(2) The market they're servicing is huge and SNAPSHYFT can leverage the network effects of double-sided marketplaces;
(3) The opportunity to co-invest alongside other top-tier early investors in the form of 500 Startups and others; and
(4) To date, Stephanie and Thor have demonstrated disciplined capital efficiency and smart capital allocation to grow the business."

Marco Casas
Pre-Seed and Seed Investor, Alumni Ventures Group



"I'm very excited to be an investor SNAPSHYFT. I had the opportunity to meet Thor and Stephanie as they were going through 500 Startups, one of the top tier accelerators in the country. I'm confident that the team is tackling a gigantic market opportunity, and I'm very impressed by the progress they've made thus far."

Lucas Bagno
Co-Founder, Noveus Capital; formerly Managing Partner, Atland Ventures



"SNAPSHYFT's advantage comes from a founding team that has a firm grasp on how to use an additional dollar of capital to create a multiple of investor wealth. The SNAPSHYFT platform fills a growing need in the service economy and across the Midwest we have seen firsthand how customers depend on it to run their businesses successfully."

Joe Kirgues
Co-Founder, gener8tor



"As an investor, the thing that really intrigued me about SNAPSHYFT is that it is an execution on-demand platform that allows workers to select their shifts and take control over their life; while allowing businesses to create work opportunities and in seconds. Sounds simple; however, the complexity of this coordination is what sets SNAPSHYFT apart and what will ultimately lead them to be a "must have" application for everyone in this industry, as the "gig economy" and "flexible quality of lifestyle" continue to grow in importance in our society."

Mark Sergi
First Vice President, CBRE



"I met Thor last year at an event hosted by gener8tor, an accelerator that SNAPSHYFT was a cohort member of. After hearing the company's pitch, I immediately knew this was a promising company that I wanted to explore. Thor's passion for the business and years of experience in staffing and F&B, coupled with a great team and strong value proposition are a recipe for success that has been displayed in their continuous growth. What struck me as especially interesting, and where I believe SNAPSHYFT excels beyond traditional gig-economy apps is that the burden of demand in the labor market is offset by clients who join the platform. This labor demand/supply mismatch has been a struggle for other gig apps, and in the case of SNAPSHYFT, the clients are able to bring demand from their own businesses, allowing for a greater degree of focus for SNAPSHYFT to bring workers on-board as opposed to individual consumers. As the gig-economy becomes more and more popularized, SNAPSHYFT's business model is in a prime position to capitalize on the market trend."

Reed Dohmen
Vice President Corporate Development, Dohmen



"SNAPSHYFT is one of the most exciting and well-positioned early-stage companies coming out of the US Midwest region and the Gravity Ventures Team is excited to be a part of the future of the organization. Thor, Steph, and Tony are each uniquely experienced with the problems SNAPSHYFT is solving and together bring a comprehensive leadership mind that has enabled the organization to stay lean, rapidly execute, and now start to scale in exciting ways all at the same time. The need for well-organized access to vetted talent on-demand in the industries and sectors SNAPSHYFT serves is well documented yet somehow today remains unfulfilled; the SNAPSHYFT Team and product are purpose-built to capitalize on the opportunity. As macro trends and technology have driven efficiency in short- and long-term hiring in tech jobs, SNAPSHYFT can do for food, beverage, and hospitality workers. Some might view gig-economy companies as 'Uber-for' businesses, and I would actually agree... in that view then the FBH industry is significantly larger, more worker friendly, and more community driven than ridesharing which makes SNAPSHYFT an even stronger bet relatively speaking."

Trey Buck
Managing Partner, Gravity Ventures

TESTIMONIALS



"Where I need help is when an employee calls off and leaves a hole to fill, and not having employees to plug in. SNAPSHYFT has created a bridge to filling this hole in the schedule by instantly filling it with competent hard working industry pros. I know they are vetted out and capable of working in multiple settings. We are constantly dealing with call offs and no shows, and now we don't have to search, train, and hope people show up when we need them. We have access to a qualified pool ready to go and an instant answer to my problem."

Scott Wise
Owner, Roots Burger Bar; Founder, Scotty's Brewhouse, Indianapolis, IN



"As the guy responsible for staffing at the Indianapolis Motor Speedway, and the largest single day sporting event in the world, I find SNAPSHYFT to be a thrilling breakthrough in the ability to solve staffing issues."

Kirk Dooley
Director of Event Operations, Indianapolis Motor Speedway, Indianapolis, IN


SNAPSHYFT
I mean, look, you can't turn down easy money

"I'm a DJ, and I coach track & field and basketball, and I use SNAPSHYFT, so I've always been a hustler. To make sure my kids have everything they need, this is my hustle. It's easy money and I recommend it for anybody that has the industry skills and needs to pay a bill."

Terrence Johnson
Indianapolis, IN

"Employee retention is really hard with the peaks and valleys, so I use SNAPSHYFT to compliment my existing employees, knowing I can get someone in 30 minutes if I had to. I'm thankful for SNAPSHYFT."

Ross Katz
Owner, Rooster's Kitchen, Indianapolis, IN

"For restaurants and event facilities there has been a constant void in ensuring worker headcount, and what SNAPSHYFT has done is really amazing to see firsthand. Employee churn is a major problem, and now there is a legitimate resource that solves the most constant problem I encounter."

Susan Decker
Founder, Devour Indy, Creator, Savor Indy, Indianapolis, IN

"I've had to fill in for the dishwasher more nights than I can count simply because I've had to. But not anymore thanks to SNAPSHYFT."

Neal Brown
Owner, Neal Brown Hospitality, Indianapolis, IN

"I've been in the industry for 7 years and people don't want to come in on time or at all, so it affects everyone on the team. At some point every restaurant experiences this. SNAPSHYFT is the most genius concept ever. It works and I'm excited to see it continue to expand."

Jaden Facenda
Indianapolis, IN

"SNAPSHYFT is really easy to use, and when you're available you can go select a shift that fits your schedule. It's a great way to make easy fast money. It's helped me to broaden my horizons, meet tons of people and see new places. Everyone should try SNAPSHYFT."

Brianna Green
Indianapolis, IN

PROBLEM

Millions of shifts go un-worked every year. Food manufacturing, food service, and hospitality operations struggle to stay fully staffed due to high turnover, low retention, absenteeism, and severe replacement gaps.

This costs the industry $105 Billion in lost revenue every year!

Businesses:

Across the board these businesses have not been able to reliably adjust their staffing levels on-the-fly. This is driven by absenteeism (compounded by COVID-19), fluctuations in seasonal trends, surges in demand, and a dearth of readily available talent. Often many operations have to adjust their staffing needs due to fluctuations in seasonal trends and large local events driving extra foot traffic and cannot offer consistent shifts to employees.

- Turnover between 70 - 150% annually
- Average employee retention of less than 2 months (manager retention is just a shade over 4 months)
- Employee replacement takes 28+ days
- Often many operations have to adjust their staffing needs due to fluctuations in seasonal trends and large local events driving extra foot traffic and cannot offer consistent hours to employees
- Highly saturated market with over 1 million F&B/hospitality operations
- Fickle customers — 97% of US consumers rank the perceived "customer experience" as the deciding factor on whether they patronize a business or not.

Workers:

2/3 of F&B workers do not receive full time hours - therefore, professionals in this industry are looking for ways to fill gaps in their income by:

- Juggling multiple jobs (which makes them even less reliable as they often have conflicting schedules)
- No easy way to consistently secure one-off shifts (this is time consuming and unreliable, often workers have to wait 2 weeks to get paid)
- Over 50% are underbanked (meaning they utilize prepaid debit cards or cash-only)
- Simply going without (many will apply for state funding such as SNAP to offset their personal financial shortfalls - which in turn impacts everyone)

Problem

THE "UNSOLVABLE" PROBLEM

Food manufacturing, food service, and hospitality operations are forced to address staffing like it's 1999—relying on outdated approaches to maintaining headcount


-$105B
COST OF BEING UNDERSTAFFED
($76B F&B/HOSPITALITY + $29B FOOD MANUFACTURING)
HIGH TURNOVER RATE
OVER 155% FOR WORKERS
OVER 61% FOR MANAGERS
SHORT AVERAGE EMPLOYMENT
< 2 MONTHS FOR HOURLY
4 MONTHS FOR MANAGERS
HIGH REPLACEMENT COSTS
$5,900 COST/EMPLOYEE

SOLUTION

For our Customers:

- **Fill Shifts Fast:** No more recruitment. We make it easy for them to post their needs and fill shifts quickly.
- **Real Time:** We help them maintain proper staffing levels based on real-time needs.
- **Plan ahead:** easy staffing to cover vacations, events, or seasonal business.
- **Reduce Turnover:** We let employers reward their core team with full time hours — reducing turnover and increasing both moral and productivity.



Hourly Rate
hourly rate
$17.00

- **Hassle-Free:** We handle all of the backend — taking the stress of managing the paperwork of contingent workers off of employers plates.
- **Plug and Play:** We do all of the above by providing fast, 24/7 support and by filling shifts with qualified workers already in the industry.

✓ **HIGHEST FULFILLMENT RATE**— Quality control end-to-end

✓ **FULLY SCREENED WORKERS**— Mandatory background & reference checks + licenses & certifications, minimum work experience requirements, and POS familiarity

✓ **COMMUNITY GUIDELINES**— Including Zero tolerance for no-shows results

✓ **AUTOMATIC BACKFILL**— Consistent supply of workers not accessible otherwise

✓ **FULL CONTROL**— Businesses determine pay rate, shift requirements, dress code, etc

✓ **BURDEN RELIEF**— Eliminating interviews & applications, back office paperwork, wasted time & energy, friction & delays

✓ **PROPER COVERAGE**— $2 million liability coverage and $1 million workers' comp



SNAPSHYFT
Get the staff you need in under 24 hours with a vetted pool of experienced food service, packaging, hospitality & sanitation professionals
Consistent Results Everytime
Rated #1 most reliable labor marketplace for food & beverage and hospitality businesses
Hassle Free & On-Demand
The only true instant access on-the-fly staffing solution— get skilled workers in minutes, not weeks
Protection & Peace of Mind
Liability & workers' comp insurance keeps you in safe hands at all times— reducing risk and anxiety
RATED #1
MOST RELIABLE STAFFING SOLUTION IN THE MARKET
1 Easy to use & super convenient— post open shifts in seconds
2 Instant broadcast to thousands of available qualified professionals
3 Shifts get filled— Industry leading success at your fingertips
YOU CAN RELY ON US TO SECURE THE STAFF YOU NEED
www.SNAPSHYFT.com

For Our Community of Professionals:




Work at unique venues
Meet interesting people
Make more money while having fun!
JOIN OUR GROWING COMMUNITY TODAY
App Store
Google Play

- **Extra Income:** An easy way to generate additional income — Pros earned over 50% MORE per hour compared to the national industry rate — and this is excluding any earned tips!
- **Near-Instant Payouts:** Work a shift and get paid that same day (in as little as 30 minutes).
- **Change of Scenery:** Providing an environmental change of pace, and by extension a reduction in burnout from their regular place of employment.
- **Upskilling:** Workers can level up their overall experience and skill set
- **General Empowerment:** Workers choose which shifts they want to work. Workers are in full control of where, when, and what types of shifts to commit to (experience required).

- ✓ SHORT-TERM WORK OPPORTUNITIES— Get the hours you need, on the fly
- ✓ WORK ON-DEMAND WHEN YOU CHOOSE— See cool venues, meet interesting people
- ✓ GET PAID MORE & NEAR INSTANTLY— On average 50% higher than the national rate
- ✓ FRICTIONLESS HUSTLE— No applications, no interviews, no bosses
- ✓ PREMIUM BENEFITS— Banking, health insurance, telemedicine, retirement & more

Because of all this — **we have success rates that are 3x Industry Average**

The simple solution


THE SIMPLE SOLUTION
Our cloud-based software and mobile app connect food & beverage and hospitality operations with actual qualified industry pros, on-demand. We help fill shifts fast—combining the best parts of the gig-economy + HR Tech
Scale up workforce on-demand
Comprehensive Support
Industry-leading Fulfillment

Maximum worker mobility


SCREENED
EXPERIENCED
ON-DEMAND
TRACKING
PAPERLESS
FULFILLMENT
MAXIMUM WORKER MOBILITY
LEADS TO A
FRICTIONLESS SOLUTION

Over 92% success rate


400+
UNIQUE VENUES
ON THE PLATFORM
92%+
THIS IS A BIG DEAL
SUCCESS RATE


THE WORKERS
32k+
INDUSTRY PROS
A SIMPLE WAY TO GAIN CONTROL & CHOICE
PAID NEAR INSTANTLY
+50% MORE PER HOUR
PLUS:
ZERO FEES
DIGITAL BANKING
TAX WITHHOLDING
RETIREMENT
HEALTH INSURANCE
TELEMED

“SNAPSHYFT brings the quality of workers we need, ready to work, taking the pressure off of us. The quality of the workers and the quality of the support is top notch. Our guests no longer see that we are understaffed because we’re using a resource that solves the problem reliably. Sales are actually up double digits and that’s because we can put more product out for our guests to enjoy.”

John Rowe
Owner, Tijuana Flats, Indianapolis, IN

MARKET

The F&B and hospitality market we are targeting is substantial. And looking at the staffing industry as a whole, it is highly fragmented. and the majority of the staffing industry revenue is derived from contract/temp services.


$8.2B
TARGET MARKET
$19B
TAM
FDA FACILITIES
DIETARY & MEAL SERVICE
SANITATION SERVICES
FULL SERVICE HOTELS
LARGE CATERING OPS
FESTIVALS & EVENTS
SPORTS FACILITIES
RESTAURANTS & BARS
FOOD TRUCKS
PRIVATE PARTIES


Staffing and Recruiting Industry Sales Increased 3.9% to $167 Billion in 2018
Sales (Billions of U.S. Dollars)—Annual Totals for Staffing and Recruiting Industry
Search and Placement
Temporary and Contract
$80 $92 $104 $113 $116 $112 $81 $100 $114 $126 $135 $143 $151 $154 $161 $167
2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018
Source: American Staffing Association, Staffing Industry Analysts Inc., U.S. Department of Commerce

—

COMPETITIVE LANDSCAPE

Fulfillment Rate

FULFILLMENT RATE IS ALL THAT MATTERS


SNAPSHYFT Users
SNAPSHYFT Success Rate
Temp Staffing Average
30000
20000
10000
0
100%
75%
50%
25%
0%
January February March April May June July August September October November December
(THEM)
34%
AVE


N/A
Standard
Manual
Automated
Fully Screened Workers
Matching Workers
Comprehensive Support
True On-Demand
Full Transparency
Billing & Payments
Fulfillment Rate
Job Boards, Classifieds & Community Boards
N/A%
Traditional Temp Staffing Agencies
30-40%
Digital Staffing Alternatives
50-70%
SNAPSHYFT
94%+

BUSINESS MODEL

SNAPSHYFT generates revenue through customer membership plans and customer usage fees on a per transaction basis. It is 100% free for the workers to use the platform.

In order to provide transparency to both sides of our marketplace, and contrary to how the industry typically charges, we do not take a percentage of the hourly rate. We allow the businesses to determine the rate they wish to pay, and the professionals that work a shift receive 100% of these rates PLUS any earned tips. We simply apply a flat service fee, our "Booking Fee" to each worked shift — which is paid by the businesses. In fact since launch, worker payouts are 50% higher than the National industry rate, which is quite remarkable. Not only that, they are compensated near-instantly typically receiving funds within 30 minutes after shift conclusion.

Membership Plans

We believe in transparency so we don't take a percentage of the rates. All professionals receive 100% of the hourly rate plus any tips earned.

We simply charge a flat "booking fee" once a shift is successfully worked.

Basic	Pro	Premium (POPULAR)	Premium+
Perfect for those that want to give it a try	Perfect for those that need on-demand access	Perfect for those that seek to establish a dynamic pool of favorites and an extra bit of support from our team.	Perfect for full-service hotels, large catering operations, and restaurant & bar groups.
FREE	$15 /location/month billed monthly	$50 /location/month billed monthly	$146 /location/month billed monthly
✓ Get 5 postings/month	✓ Get 10 postings/month	✓ Unlimited postings	✓ Unlimited postings
✓ $30 booking fee for pre-scheduled shifts	✓ $20 booking fee for pre-scheduled shifts	✓ $20 booking fee for pre-scheduled shifts	✓ $20 booking fee for pre-scheduled shifts
✓ Basic support	✓ $35 booking fee for on-demand shifts	✓ $35 booking fee for on-demand shifts	✓ $20 booking fee for on-demand shifts
✓ Rate analytics	✓ Standard support	✓ Premium support	✓ 24/7 Support
✗ On-demand shifts	✓ Rate analytics	✓ Rate analytics	✓ Rate analytics
✗ White glove service	✗ White glove service	✓ White glove service	✓ White glove service
✗ Favorites/DNR	✗ Favorites/DNR	✓ Favorites/DNR	✓ Favorites/DNR
✗ Post-paid batch billing	✗ Post-paid batch billing	✗ Post-paid batch billing	✓ Post-paid batch billing
✗ Training portal	✗ Training portal	✗ Training portal	✓ Training portal
✗ Usage reports	✗ Usage reports	✗ Usage reports	✓ Usage reports
			✓ Early Access to New Features & Benefits
Sign up	Sign up	Sign up	Sign up

PROGRESS

SNAPSHYFT has built-in value creators combined with a predictable sales engine and economies of scale — driven by overall consistency and reliability. As of year-end, SNAPSHYFT is trusted by over 400+ unique venues and over 30,000 essential workers.

One metric that cannot be stressed enough— SNAPSHYFT has achieved a success rate that is 3X the industry average at over 92% in 2019. WIth full-year customer retention at 97% — the second half of 2019 actually saw 100% customer retention. As we continue to prove out our revenue model, we will see retention and usage rates continue to increase, improving upon our industry-leading fulfillment.

Looking at 2019 and 2020:

Revenue growth


SINCE LAUNCH
2018
2019
2020
+240%
Revenue Growth
Q1 over Q1
+829%
+253%
+52%
$ 80,000
$ 60,000
$ 40,000
$ 20,000
$ -
JAN
FEB
MAR
APR
MAY
JUN
JUL
AUG
SEP
OCT
NOV
DEC

SUCCESS

SNAPSHYFT has raised $700,000 backed by 500 Startups, gener8tor, Gravity Ventures, Atland Ventures, Alumni Ventures, SaaS Growth Ventures, and several angels.

Additional Accolades:

- SoGal Top Finalist: Global Pitch Competition 2019-2020
- Selected TOP 15 Startup of the Year 2019
- TechCrunch TOP PICK: Social Impact 2019
- The Pitch Podcast: Episode #81
- Powderkeg TOP RATED Emerging Culture 2019
- Indiana Innovation Award 2018
- New Startup of the Year: Top Finalist 2018, MIRA Awards
- Tech Service of the Year: Top Finalist 2018, MIRA Awards
- Indy Startup Challenge: Winner 2017

We have established partnerships with:

- Visit Indy
- Choose Chicago
- BottomsUp Beer
- Indiana Restaurant & Lodging Association
- Indiana Economic Development Corporation (IEDC), which has provided

SNAPSHYFT with $450,000 in tax credits and training grants for hiring locally. As well, SNAPSHYFT is a Qualified Indiana Business (QIB) which means investors can receive a 20% tax credit for investing in our startup. Non-Indiana investors benefit as well, as they can sell these tax credits back to IN investors.


THE FUTURE OF
WORK IS HERE
Available now

PRESS

IndyStar

[The Drop for Sept. 20: The Mad Pooper strikes!]

[In Convention-friendly Indianapolis, restaurants can staff up fast with this homegrown app]

TechPoint

[“SNAPSHYFT levels the playing field for workers and solves major headaches for employers”]

TechCrunch

[A Look At All The Companies Participating in 500 Startups 24th Accelerator Program]

[SNAPSHYFT is a mobile app labor marketplace that connects understaffed hospitality operations with qualified workers. #TCDisrupt]

The Startup Ladies

[Service in a Snap: Thor Wood and Stephanie Corliss Create On-Demand Staffing with SNAPSHYFT App]


THOR WOOD

Drink Culture Podcast

[Tune in to learn about how SNAPSHYFT is filling a significant need for quality staffing for the food & drink and hospitality industries, how accelerators work, and about Indy's supportive tech community.]



The Pitch Podcast

[During our last call-in show, Thor Wood wowed us with his 30-second elevator pitch for SnapShyft, a company that matches workers with open shifts at restaurants. Now Thor will have to convince a much tougher crowd, the investors.]

TEAM

SNAPSHYFT was built by a co-founding team that has lived the struggles of their clients and user base. They've witnessed the industry achieve record high turnover, record low retention, and record losses due to being hyper competitive, and, some might say, oversaturated. The founding team is a two-piece jigsaw puzzle — with a healthy symbiosis of corporate experience, technical breadth, and the personality suitable for establishing a market leader in a highly fragmented industry.



Thor Wood

Founder/CEO

15+ years in hospitality/F&B plus 13+ years in staffing/recruiting, most recently leading N+FOB's growth from $24M to over $100M in annual revenue. Prior to SNAPSHYFT, Thor operated his own successful staffing firm working with Matson, BTB Logistics, LDi, among others.



Stephanie Corliss

Co-Founder/COO

20+ years in operations, finance, accounting and HR experience working at non-profits and Fortune 500 companies including Novellus and Source Interlink Companies. She also worked in operations & management at high-end resorts and country clubs, and casinos.



Tony Spelde

CTO

20+ years engineering, 16+ years at Cummins, deploying HR systems across the globe. Tony has in-depth knowledge of recruiting, HRMS and payroll systems & processes, and led a team of 300 in the development of desktop, mobile and embedded software.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Working Capital	$66,570	6.2%
Sales and Marketing	$475,500	44.4%
Development	$237,750	22.2%
Operations	$237,750	22.2%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Avail Productivity Systems, Inc., d/b/a SNAPSHYFT, doing business as SnapShyft. This offering must raise at least $10,000 by October 9, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. SnapShyft may issue additional securities to raise up to $1,070,000, the offering's *maximum*.



$32,987 raised!
$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

14,918,051 shares
× $0.41 per share

$6,116,401 implied valuation

PITCH DECK



SNAPSHYFT
LABOR MARKETPLACE
ESSENTIAL WORKERS FOR ESSENTIAL BUSINESSES
TOP PICK
Open
Download

FINANCIALS

SnapShyft's official name is Avail Productivity Systems, Inc., d/b/a SNAPSHYFT, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

- Jul 15, 2020 — SaaS Talk Show - Episode 10 Startup Edition:...
- Jul 14, 2020 — Startup Competitors podcast— SNAPSHYFT® Labor...
- Mar 11, 2020 — Primary offering of 2,609,756 shares at $0.41

MORE INFO

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.